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                                                                  EXHIBIT 10(ay)

July 2, 1996

Mr. Jerry A. Cooper
2349 Belvoir Boulevard
Beachwood, Ohio 44122

Dear Jerry:

      This letter responds to recent inquiries regarding the Compensation Committee's discretion with respect to whether retirement under Section 5.1 of the Defiance, Inc. Limited Supplemental Executive Retirement Plan (the "Plan") has occurred and is intended to clarify the criteria required by the Committee. This letter also addresses your current severance package and the discussions we have had related thereto.

      It is the policy of the Compensation Committee to deem the CEO to be retired if, upon termination without cause, the executive has attained age fifty-five (55), completed five (5) years of service, and entered into an agreement not to compete with the Company. The non-competition agreement must be for a period of at least one (1) year. Furthermore, an executive who is considered to have retired under this criteria is encouraged to enter into a post-termination consulting agreement with the Company.

      You have expressed a concern that your current severance package may have unfavorable tax consequences. The Compensation Committee, on the other hand, has expressed an interest in retaining your valued services, and has requested that, in the event of your involuntary termination without cause, you make yourself available to consult, as needed, with your successor. Given the recognized value of your services, and recognizing your expressed concerns, the following modifications to the severance benefits described in your letter of employment, dated February 28, 1992 are offered:

      1. For a period of twelve (12) months following your termination for reasons other than Voluntary Resignation or Cause, you will enter into a post-termination obligation to consult to the Company. As a consultant, you may be called upon to assist your successor in a transitional role, and act as an advisor to your successor or the Board of Directors, as requested. Your duties in this capacity will be satisfied once the twelve (12) month period expires.

      2. For a period of twelve (12) months following your termination for reasons other than Voluntary Resignation or Cause, you will enter into a post-termination obligation not to compete with the Company. Competition means the rendering of professional services with respect to products which are identical and/or similar to products of the Company ("Products"), other than in your capacity as the Company's consultant, to any person or organization that purchased Products or Product services from the Company, or that


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                                                                          Page 2
Mr. Jerry A. Cooper                                                 July 2, 1996


         provided similar Products or Product services in the same geographical area as the Company, during the period of your employment with the Company.

      3. No severance shall be provided in the event of your termination by Defiance for Other Than Cause. Additionally, in the event of your Termination Due to a Change of Control, your base salary, at the highest rate during the twelve (12) months preceding your termination date, plus the average monthly amount of the bonuses awarded during the three (3) years preceding termination, and benefits shall be provided for a period of two (2) years, and this period shall commence once the post-termination obligation to consult has been satisfied.

      4. As compensation for your services during the post-termination obligation to consult, and the post-termination obligation not to compete, you will receive all current benefits and be paid in monthly installments throughout the twelve (12) months following your termination. The amount of each installment will equal the monthly amount of base compensation at the highest rate during the twelve (12) months preceding your termination date, plus the average monthly amount of the bonuses awarded during the three (3) years preceding termination.

      5. The Company acknowledges and guarantees its obligations to pay to you all consideration incident to your aforementioned post-termination obligations to consult, not to compete, as well as the Change of Control, unless and until those payments are actually received by you from third parties. A precondition of the Company's obligation is the executive's fulfillment of the aforementioned obligations.

      Jerry, I hope that this letter resolves the questions you had regarding your benefits under the Plan and the concerns you raised with regards to your severance package. If you would like to accept the arrangements outlined above, please sign and return the enclosed "acceptance copy" of this letter.

                                Very truly yours,


                                /s/ [Illegible]
                                -------------------------------
                                Chairman Compensation Committee

ACCEPTED: /s/ Jerry A. Cooper
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         Jerry A. Cooper

DATE:  7/11/96
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